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                                                                    Exhibit 10.1

                                    [LOGO]
                              State of New Jersey
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
Christine Todd Whitman    Department of Environmental Protection    Robert C. Shinn, Jr.
Governor                                                                    Commissioner
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     IN THE MATTER OF                              :   REMEDIATION
     THE BLOOMFIELD SITE                           :   AGREEMENT
     ESKIMO PIE CORPORATION

     ISRA Case # 2000206

     This Remediation Agreement is issued and entered into pursuant to the authority vested in the Commissioner of the New Jersey Department of Environmental Protection, (hereinafter the "NJDEP") by N.J.S.A. 13:1D-1 et. seq., and the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq., and duly delegated to the Assistant Director within the Division of Responsible Party Site Remediation pursuant to N.J.S.A. 13:1B-4.

                                   FINDINGS
                                   --------

     1. The property that is the subject of this Remediation Agreement is operated and owned by Eskimo Pie Corporation. It is located at 118 John F. Kennedy Drive and is designated as Block 130, Lots 1 & 5 on the tax maps of the City of Bloomfield, Essex County, New Jersey (hereinafter the "Bloomfield industrial establishment"). The Standard Industrial Classification ("SIC") number which best describes the operations at the Bloomfield industrial establishment is 2671.

     2. On June 6, 2000, Eskimo Pie Corporation submitted to NJDEP an application for a Remediation Agreement pursuant to N.J.A.C. 7:26B-4. 1. This Remediation Agreement application is incorporated herein by reference and includes the following information:

        A.    Transaction

              Seller:  Eskimo Pie Corporation, a Virginia corporation

              Buyer:   CoolBrands International, Inc., a Canada corporation

           Description: Eskimo Pie Corporation and CoolBrands International, Inc. will merge pursuant to a Merger Agreement between Eskimo Pie Corporation and CoolBrands International, Inc. Eskimo Pie Corporation will be the surviving entity after the merger.

                  New Jersey is an Equal Opportunity Employer
                                Recycled Paper
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B.   Person(s) executing this Remediation Agreement and responsible for conducting the remediation of the Bloomfield industrial establishment.

               Lead Responsible Person:

               Name:            Eskimo Pie Corporation
               Business:        Corporation
               Address:         901 Morefield Park Drive
                                Richmond, Virginia 23236
               Telephone No.    (804) 560-8400

3. NJDEP and Eskimo Pie Corporation expressly agree that the terms and conditions of this Remediation Agreement shall apply to the industrial establishment listed in Paragraph 1 above. Furthermore, NJDEP and the Eskimo Pie Corporation agree to administer and complete all applicable ISRA program requirements, including the remediation funding source requirements and any other remedial measures undertaken pursuant to this Remediation Agreement and ISRA, for the industrial establishment.

4. The transaction described in Paragraph 2.A above is the transfer of ownership or operations of an industrial establishment as defined by ISRA. NJDEP and Eskimo Pie Corporation expressly agree that the transaction described in Paragraph 2.A above is subject to ISRA. Eskimo Pie Corporation has requested that NJDEP prepare a Remediation Agreement which, when effective, will allow the transaction described in Paragraph 2.A above to be consummated prior to the completion of all administrative and remediation requirements pursuant to ISRA.

5. By entering into this Remediation Agreement, Eskimo Pie Corporation neither admits to any fact, fault or liability under any statute or regulation concerning the condition of the Site nor waives any rights or defenses with regard to the site except as specifically provided in this Remediation Agreement.

                                   AGREEMENT
                                   ---------

     I.   Remediation
          -----------

1. Eskimo Pie Corporation agrees to remediate the Bloomfield industrial establishment and to submit the following documents as established below:
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     A. Within one hundred and eighty (180) calendar days after the NJDEP's receipt of the General Information Notice (GIN) or such additional time as authorized by NJDEP, Eskimo Pie Corporation shall submit a preliminary assessment report, site investigation report, and remedial investigation workplan, as applicable, prepared in accordance with N.J.A.C. 7:26E or Eskimo Pie Corporation shall submit a Negative Declaration for the Bloomfield industrial establishment.

     B. Within three hundred (300) calendar days after the NJDEP's receipt of the General Information Notice (GIN) or within one hundred twenty (120) calendar days from receipt of NJDEP's written approval of the Remedial Investigation Workplan or longer as authorized by NJDEP, Eskimo Pie Corporation shall submit a Remedial Investigation Report in accordance with N.J.A.C. 7:26E or Eskimo Pie Corporation shall submit a Negative Declaration for the Bloomfield industrial establishment.

     C. Within four hundred and twenty (420) calendar days after the NJDEP's receipt of the General Information Notice (GIN) or within one hundred and twenty (120) calendar days from receipt of NJDEP's written approval of the Remedial Investigation Report or longer as authorized by NJDEP, Eskimo Pie Corporation shall submit a Remedial Action Workplan as applicable, prepared in accordance with N.J.A.C. 7:26E or Eskimo Pie Corporation shall submit a negative declaration for the Bloomfield industrial establishment.

     D. The NJDEP will review all documents in accordance with N.J.A.C. 7:26B and N.J.A.C. 7:26E.

2. If NJDEP determines any submittal made under this section is inadequate or incomplete, the NJDEP shall provide Eskimo Pie Corporation with written notification of each deficiency, and Eskimo Pie Corporation shall revise and resubmit the required information within thirty (30) calendar days, or longer as authorized by NJDEP, from receipt of such notification.

3. If the NJDEP determines that no further action is required at the Bloomfield industrial establishment, Eskimo Pie Corporation shall submit a negative declaration, in accordance with N.J.A.C. 7:26B-6.7, within thirty (30) calendar days or longer as authorized by NJDEP from receipt of the NJDEP's request for the submission of the negative declaration.

4. Nothing in this Remediation Agreement shall be construed to limit, restrict or prohibit any person(s) responsible for conducting the remediation of the Bloomfield industrial establishment from implementing any applicable ISRA compliance options in accordance with N.J.A.C. 7:26B-5 to satisfy the requirements of ISRA.

5. If at any time that this Remediation Agreement is in effect the NJDEP determines that the requirements of N.J.A.C. 7:26E are not being achieved or that additional remediation is required to protect the public health and safety or the environment, Eskimo Pie Corporation shall conduct such additional remediation as the NJDEP directs.
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6.   The NJDEP will consider a request for an extension of time to perform any requirement under this Remediation Agreement, provided that any extension request is submitted to the NJDEP fourteen (14) calendar days prior to any applicable deadline to which the extension request refers.

     II. Remediation Funding Source
         --------------------------

7. Eskimo Pie Corporation shall establish and maintain a remediation funding source in a form pursuant to N.J.A.C. 7:26C-7 in the amount of $348,350.00. If Eskimo Pie Corporation chooses and the Department approves in writing an innovative remedial action technology, unrestricted use or limited restricted use remedial action for all or part of the remedial action, Eskimo Pie Corporation is not required to maintain a remediation funding source for the cost of implementing the innovative remedial action technology, unrestricted use or limited restricted use remedial action.

8. Upon submission of the remediation funding source and annually thereafter, Eskimo Pie Corporation shall submit a remediation funding source surcharge payment in an amount equal to one percent of the required amount of the remediation funding source. Eskimo Pie Corporation shall submit to the NJDEP a cashier's or certified check payable to the "New Jersey Economic Development Authority" for the full amount of the remediation funding source surcharge. No surcharge is due on the amount of the remediation funding source established as self-guarantee or the amount of the remediation funding source that is established by financial assistance or a grant from the Hazardous Discharge Site Remediation Fund.

9. Whenever the remediation cost increases, Eskimo Pie Corporation shall cause the amount of the remediation funding source to be increased to an amount at least equal to the new estimate within thirty (30) calendar days.

10. Whenever the remediation cost decreases, Eskimo Pie Corporation may file a written request to NJDEP to decrease the amount in the remediation funding source. If NJDEP approves, Eskimo Pie Corporation may decrease the remediation funding source upon receipt of NJDEP's written approval to the person who established the remediation funding source and to the person or institution providing the remediation funding source.

11. NJDEP shall return the remediation funding source established upon Eskimo Pie Corporation submission of a substitute remediation funding source or upon NJDEP's issuance of a no further action letter for the Bloomfield industrial establishment.

12. In the event that NJDEP determines that Eskimo Pie Corporation has failed to perform any of its obligations under this Remediation Agreement or ISRA, NJDEP shall notify the Eskimo Pie Corporation in writing of the obligation(s) with which it has not complied and Eskimo Pie Corporation shall revise and resubmit the required information within a reasonable period of time not to exceed thirty (30) calendar days or longer as authorized by NJDEP from receipt of such notification. If Eskimo Pie Corporation fails to revise and resubmit the required information within the schedule established above, NJDEP may perform the remediation in place of Eskimo
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Pie Corporation making disbursements from the remediation funding source and may pursue any additional rights and remedies in accordance with N.J.S.A. 58:10B-3(g). Nothing in this paragraph shall prevent NJDEP from seeking civil or civil administrative penalties, costs and damages or any other legal or equitable relief against Eskimo Pie Corporation

     III. Project Coordination
          --------------------

13. Within seven (7) calendar days after the effective date of this Remediation Agreement, Eskimo Pie Corporation shall submit to the NJDEP the name, title, address and telephone number of the individual who shall be Eskimo Pie Corporation's technical contact for the NJDEP for all matters concerning this Remediation Agreement and Eskimo Pie Corporation shall designate an agent for the purpose of service for all matters concerning this Remediation Agreement and shall provide the NJDEP with the agent's name and address.

14. Unless otherwise directed by NJDEP, any submission to be made to NJDEP in accordance with this Remediation Agreement and ISRA shall be directed to:

                Division of Responsible Party Site Remediation
                Industrial Site Evaluation Element
                401 East State Street
                P.O. Box 432
                Trenton, NJ 08625-0028

     IV.  Oversight Cost Reimbursement
          ----------------------------

15. All submissions required pursuant to this Remediation Agreement shall be accompanied by all appropriate fees pursuant to N.J.A.C. 7:26B-8.

16. Within thirty (30) calendar days after receipt from the NJDEP of a written summary, conforming to N.J.A.C. 7:26B-8.2, of the NJDEP's oversight costs, including all accrued interest incurred pursuant to the paragraph below, determined pursuant to N.J.A.C. 7:26B- 8, Eskimo Pie Corporation shall submit to the NJDEP a cashier's or certified check payable to the "Treasurer, State of New Jersey" and submitted with DEP Form 062A in accordance with N.J.A.C. 7:26B8.4, for the full amount of the NJDEP's oversight costs. Nothing contained in the paragraph shall be construed to limit or restrict any person's ability to contest any oversight costs calculated pursuant to N.J.A.C. 7:26B-8.2(d) in accordance with the oversight cost review procedures at N.J.A.C. 7:26B-8.3.

17. Interest shall accrue on the unpaid balance of oversight costs, beginning at the end of the thirty (30) calendar day period established in the preceding paragraph, at the rate established by Rule 4:42 of the current edition of the Rules Governing the Courts of the State of New Jersey.
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     V.  Force Majeure
         -------------

18. If any event specified in the following paragraph occurs which Eskimo Pie Corporation believes or should believe will or may cause delay in the compliance or cause non-compliance with any provision of this Remediation Agreement, Eskimo Pie Corporation shall notify the NJDEP in writing within seven (7) calendar days of the start of delay or knowledge of the anticipated delay, as appropriate, referencing this paragraph and describing the anticipated length of the delay, the precise cause or causes of the delay, any measures taken or to be taken to minimize the delay, and the time required to take any such measures to minimize the delay. Eskimo Pie Corporation shall take all necessary action to prevent or minimize any such delay.

19. The NJDEP will extend in writing the time for compliance for a period no longer than the delay resulting from such circumstances as determined by the NJDEP only if:

     (a) Eskimo Pie Corporation has complied with the notice requirements of the preceding paragraph;

     (b) Any delay or anticipated delay has been or will be caused by fire, flood, riot, strike or other circumstances beyond the control of Eskimo Pie Corporation; and

     (c) Eskimo Pie Corporation has taken all necessary action to prevent or minimize any such delay.

20. The burden of proving that any delay is caused by circumstances beyond the control of Eskimo Pie Corporation and the length of any such delay attributable to those circumstances shall rest with Eskimo Pie Corporation

21.  "Force Majeure" shall not include the following:

     (a) Delay in an interim requirement with respect to the attainment of subsequent requirements;

     (b) Increases in the cost or expenses incurred by Eskimo Pie Corporation in fulfilling the requirements of this Remediation Agreement;

     (c) Contractor's breach, unless Eskimo Pie Corporation demonstrates that such breach falls within paragraph 19 above; and

     (d) Failure to obtain access required to implement this Remediation Agreement, unless denied by a court of competent jurisdiction.
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     VI.  Reservation of Rights
          ---------------------

22. By entering into this Remediation Agreement, the NJDEP does not waive its right to seek, assess or collect civil or civil administrative penalties or any other legal or equitable relief against Eskimo Pie Corporation for past, present and future violations by Eskimo Pie Corporation of any New Jersey environmental statutes or regulations.

23. The NJDEP reserves the right to require Eskimo Pie Corporation to take or arrange for the taking of any and all additional measures if the NJDEP determines that such actions are necessary to protect human health or the environment.

24. Eskimo Pie Corporation admits that it has agreed to comply with the terms of this Remediation Agreement. Neither the entry into this Remediation Agreement nor the conduct of Eskimo Pie Corporation hereunder, shall be construed as any admission of fact, fault or liability by the Eskimo Pie Corporation under any applicable laws or regulations.

25. Except as otherwise set forth herein, by the execution of this Remediation Agreement, the NJDEP does not release any person from any liabilities or obligations such person may have pursuant to ISRA and the ISRA regulations, or any other applicable authority, nor does the NJDEP waive any of its rights or remedies pursuant thereto.

     VII. General Provisions
          ------------------

26. No modification or waiver of this Remediation Agreement shall be valid except by written amendment to this Remediation Agreement duly executed by Eskimo Pie Corporation and the NJDEP. Any amendment to this Remediation Agreement shall be executed by the NJDEP and Eskimo Pie Corporation The NJDEP reserves the right to require the resolution of any outstanding violations of ISRA or this Remediation Agreement prior to executing any such amendment.

27. This Remediation Agreement shall be binding, jointly and severally, on each signatory, its successors, assignees and any trustee in bankruptcy or receiver appointed pursuant to a proceeding in law or equity. No change in the ownership or corporate status of any signatory or of the industrial establishment or site shall alter signatory's responsibilities under this Remediation Agreement.

28. Eskimo Pie Corporation agrees not to contest the authority or jurisdiction of the NJDEP to issue this Remediation Agreement; Eskimo Pie Corporation further agrees not to contest the terms or conditions of this Remediation Agreement except as to interpretation or application of such specific terms and conditions that are being enforced in any action brought by the NJDEP to enforce the provisions of this Remediation Agreement.

29. Eskimo Pie Corporation shall provide to the NJDEP written notice of the dissolution of its corporate or partnership identity, the liquidation of the majority of its assets or the closure, termination or transfer of operations at least five (5) calendar days prior to such action. Eskimo Pie Corporation shall also provide written notice to the NJDEP of a filing of a petition for bankruptcy no later than five business days after such filing. These requirements shall be in addition to any other statutory requirements arising from the dissolution of corporate or partnership identity, the liquidation of the majority of assets, or the closure, termination or transfer of operations.

30. For persons executing this Remediation Agreement on behalf of a corporate entity, Eskimo Pie Corporation shall submit to the NJDEP, along with the executed original Remediation Agreement, documentary evidence in the form of a corporate resolution, that the signatory has the authority to bind Eskimo Pie Corporation to the terms of this Remediation Agreement.

31. Eskimo Pie Corporation expressly agrees that in the event that Eskimo Pie Corporation fails or refuses to perform any obligation(s) under this Remediation Agreement as determined by the NJDEP, the NJDEP shall have the right to exercise any option or combination of options available to the NJDEP under this Remediation Agreement, or any other statute.

32. Except as otherwise provided, the requirements of this Remediation Agreement shall be deemed satisfied upon the receipt by Eskimo Pie Corporation of written notice from the NJDEP that Eskimo Pie Corporation has demonstrated, to the satisfaction of the NJDEP, that Eskimo Pie Corporation has completed the substantive and financial obligations imposed by this Remediation Agreement. Such written notice shall not relieve Eskimo Pie Corporation from the obligation to conduct future investigation or remediation activities pursuant to federal, State or local laws for matters not addressed by this Remediation Agreement.

33. Compliance with the terms of this Remediation Agreement shall not excuse any Person(s) from obtaining and complying with any applicable federal, state or local permits, statutes, regulations and/or orders while carrying out the obligations imposed by ISRA through this Remediation Agreement. The execution of this Remediation Agreement shall not excuse any Person(s) from compliance with all other applicable environmental permits, statutes, regulations and/or orders and shall not preclude NJDEP from requiring that the Person(s) obtain and comply with any permits, and/or orders issued by NJDEP under the authority of the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq., the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq., and the Spill Compensation and Control Act N.J.S.A. 58:10-23.11 et seq., for the matters covered herein. The terms and conditions of any such permit shall not be preempted by the terms and conditions of this Remediation Agreement if the terms and conditions of any such permit are more stringent than the terms and conditions of this Remediation Agreement. Should any of the measures to be taken by the Person(s) during the remediation of any "found water and surface water pollution result in a new or modified discharge as defined in the New Jersey Pollutant Discharge Elimination System ("NJPDES") regulations, N.J.A.C. 7:14A-1 et seq., then the Person(s) shall obtain a NJPDES permit or permit modification from NJDEP prior to commencement of said activity.
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34.  This Remediation Agreement shall be effective upon the execution of this
Remediation Agreement by the NJDEP and Eskimo Pie Corporation. Eskimo Pie Corporation may consummate the transaction described at Paragraph 2.A above, upon the execution of this Remediation Agreement. Eskimo Pie Corporation shall return a fully executed Remediation Agreement to the NJDEP together with the signature authorization required above within five business days from the effective date.


NEW JERSEY DEPARTMENT OF ENVIRONMENTAL PROTECTION

Date: 6/15/00               By: /s/ Robert T. Corcory
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                            Ronald T. Corcory, Assistant Director
                            Responsible Party Cleanup Element


                             ESKIMO PIE CORPORATION

Date: 7/13/00               By: /s/ Thomas M. Mishoe, Jr.
     -----------               --------------------------------------
                            Thomas M. Mishoe, Jr.
                            -----------------------------------------
                            Print Full Name Signed Above

                            Chief Financial Officer
                            -----------------------------------------
                            Title